Exhibit 10.3

Form of Letter Agreement

[CoBiz Financial Inc. Letterhead]
, 2008

Re: Amendment to Employment Contract

Dear	:

We recently decided to participate in the Capital Purchase Program (the “CPP”) promulgated by the U.S. Department of Treasury under the Troubled Asset Relief Program authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”).  Of course, we must comply with the terms and conditions of the CPP in order to participate in it.

We reviewed our executive employment contracts, as amended from time to time, to ensure that the contracts comply with the terms and conditions of the CPP.  We noticed that in certain circumstances the provisions in our executive employment contracts that address payments upon termination of employment do not comply with the payment limitations imposed by the CPP.  We also noticed, during the course of our review, that as a result of the final regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the contracts need to be revised in order to adequately describe the types of events that would allow us to make payments upon termination of employment.

Rather than address these issues by preparing an individual amendment for each existing employment contract, in consideration for the direct and indirect benefits that you will receive as a result of our participation in the CPP, we are asking each of our executives to sign this generic letter agreement that addresses the problem by category.  We apologize for this somewhat impersonal approach, but we are sure that you will appreciate the efficiencies that it allows us to achieve.

1.                                       Limitations Upon Payments Following Termination of Employment.

(a)                                  Issue.                Pursuant to the CPP, we are prohibited from making an excess parachute payment to you if the federal government owns certain types of our securities.  Under Section

280G of the Code and the regulations promulgated thereunder, some of the payments that we will provide to you upon termination of your employment, as described in your employment contract, are included in determining whether an excess parachute payment is made to you.  Your contract should be revised to ensure that these payments do not cause us to make an excess parachute payment to you in violation of the terms and conditions of the CPP.

(b)                                 Solution.  Upon execution of this letter agreement, your contract will be amended to provide that, while the federal government owns any of our common stock, preferred stock or warrants to acquire our common stock issued in connection with our participation in the CPP and you are a Senior Executive Officer (as defined in Section 111(b)(3) of EESA) subject to the executive compensation limitations of Section 111(b) of EESA as implemented by any guidance or regulation thereunder, we will pay to you the payments to which you are entitled following termination of your employment only to the extent that such payments are allowed pursuant to Section 2(b) of this letter agreement and to the extent that such payments do not constitute parachute payments that are prohibited under Section 111 of EESA as a result of our participation in the CPP.  This limitation will no longer apply at such time: (i) as the federal government no longer owns any of our common stock, preferred stock or warrants to acquire our common stock issued in connection with our participation in the CPP; or (ii) you cease to be a Senior Executive Officer that is subject to the executive compensation limitations of Section 111(b) of EESA as implemented by any guidance or regulation thereunder.

2.                                       Payments Upon Separation of Service.

(a)                                  Issue.  Your contract provides that we will make certain payments to you upon your termination of employment.  In order to comply with Section 409A of the Code and the regulations promulgated thereunder, we may make these payments to you upon, among other things, a “separation of service,” as such term is defined by this section and these regulations. In addition, because a release of claims is required in order for you to receive any payments upon your termination of employment, no payment should be made until the expiration of the maximum release review period required by law (which can be as long as 45 days, for group terminations).  Your contract should be revised so that we will make payments to you upon termination of employment only in a manner that complies with Section 409A of the Code.

(b)                                 Solution.  Upon execution of this letter agreement, your contract will be amended to provide that (a) any payment described in your employment contract that would be paid as a result of your termination of employment will be paid by us only if such termination constitutes a “separation of service” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, and (b) payment of any amount that is contingent upon your execution of a release of all claims against the Company and its affiliates will commence on the 60th day after such separation from service.

3.                                       “Clawback” of Payments based on Inaccurate Financial Statements or Performance Metrics.

(a)                                  Issue.  Section 111(b)(2)(B) of EESA requires that while the federal government owns certain types of our securities, we have to be able to recover or “clawback” certain bonus and incentive payments made to you if the payments were based on materially inaccurate financial statements or other materially inaccurate performance metrics.  Your contract should be revised to ensure that we have the ability to recover these payments from you.

(b)                                 Solution.  Upon execution of this letter agreement, your contract will be amended to provide that, while the federal government owns any of our common stock, preferred stock or warrants to acquire our common stock issued in connection with our participation in the CPP and you are a Senior Executive Officer subject to the executive compensation limitations of Section 111(b) of EESA as implemented by any guidance or regulation thereunder, if any bonus and incentive compensation is paid to you and such payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, then you shall repay us any such bonus and incentive compensation that was based on such materially inaccurate financial statements or any other materially inaccurate performance metric criteria.  This limitation will no longer apply at such time: (i) as the federal government no longer owns any of our common stock, preferred stock or warrants to acquire our common stock issued in connection with our participation in the CPP; or (ii) you cease to be a Senior Executive Officer  that is subject to the executive compensation limitations of Section 111(b) of EESA as implemented by any guidance or regulation thereunder.

4.                                       Amendments to Prevent Unnecessary and Excessive Risks.

(a)                                  Issue.  Section 111(b)(2)(A) of EESA requires that while the federal government owns certain types of our securities, we have to review our compensation arrangements to ensure that our bonus or incentive compensation arrangements do not encourage you to take “unnecessary and excessive risks that threaten the value of the financial institution”.  Your contract should be revised to ensure that we have the ability to amend your compensation arrangements if this standard is violated.

(b)                                 Solution.  Upon execution of this letter agreement, your contract will be amended to provide that, while the federal government owns any of our common stock, preferred stock or warrants to acquire our common stock issued in connection with our participation in the CPP and you are a Senior Executive Officer subject to the executive compensation limitations of Section 111(b) of EESA as implemented by any guidance or regulation thereunder, if at any time our Board of Directors or Compensation Committee determines that any bonus or incentive compensation arrangement pursuant to which you are or may be entitled to a payment encourages you to take unnecessary and excessive risks that threaten the value of the Company, then the Board of Directors or the Compensation Committee, on behalf of the Company, shall take such action as is necessary to amend any such bonus and/or incentive compensation arrangements to eliminate such encouragement, and your bonus and/or incentive compensation will be determined pursuant to such amended arrangements.  This limitation will no longer apply at such time: (i) as the federal government no longer owns any of our common stock, preferred stock or warrants to acquire our common stock issued in connection with our participation in the CPP; or (ii) you cease to be a Senior Executive Officer  that is subject to the executive compensation limitations of Section 111(b) of EESA as implemented by any guidance or regulation thereunder.

This letter agreement is not intended to provide you with any benefits not already provided in your contract or to amend the period for which any benefit is to be provided as already set forth in your contract.

If the amendments set forth above are acceptable to you, please sign this letter agreement in the space provided below.  When signed by you, this letter agreement will constitute an amendment to your employment contract.

Yours Truly,

COBIZ FINANCIAL INC.

By:
Steven Bangert
Chief Executive Officer

Accepted:

(Type or print name)

(Signature)

Date: